EXHIBIT-3.3

CERTIFICATE   OF   AMENDMENT  OF  RESTATED   CERTIFICATE   OF
INCORPORATION OF ELECTRONIC HAIR STYLING, INC. Electronic Hair Styling, Inc., a corporation duly organized and existing under the General Corporation of Law of the State of Delaware (the "Corporation"), does hereby certify that: I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, in accordance with Section 228 of the General Corporation Law of the State of Delaware. II. Article FIRST of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows: FIRST: The name of the corporation is The Lamaur Corporation (hereinafter called the "Corporation"). IN WITNESS WHEREOF, the
Corporation has caused this Certificate to be executed by Don G. Hoff, its authorized officer, on this 26th day of March, 1997.

_/s/ Don G.  Hoff_______
Title: Chairman and Chief Executive Officer